Exhibit 99.1

Myriad Genetics Announces New $200 Million Credit Facility

SALT LAKE CITY, July 31, 2025 – Myriad Genetics, Inc. (NASDAQ: MYGN), a leader in molecular diagnostic testing and precision medicine, today announced it has closed a five-year senior secured term loan credit facility providing up to $200 million of capital from OrbiMed, a leading global healthcare investment firm. The facility includes $125 million of funded capital with an option to borrow up to an additional $75 million until June 30, 2027. This facility matures on July 31, 2030, and bears interest at a rate based upon the one-month secured overnight financing rate (SOFR) plus 6.50% per year, subject to a SOFR floor of 2.50% per year.

“We are excited to partner with OrbiMed, a leading global healthcare investment firm. We value their insight and financial backing, which supports our ability to pursue our near-term objectives and long-term growth plan,” said Scott Leffler, chief financial officer, Myriad Genetics. “Between this credit facility and our cash and cash equivalents, we now have access to more than $200 million in capital to support the company’s growth strategy, which we will speak to in more detail on our upcoming second quarter earnings call.”

“We are pleased to partner with Myriad to support the company’s growth strategy,” said Matthew Rizzo, General Partner of OrbiMed. “We believe Myriad’s portfolio of diagnostic tests provide critical insights that enable healthcare providers to deliver better care to patients.”

The new credit facility with OrbiMed replaces Myriad's previous ABL facility. The credit facility is secured by substantially all the assets of Myriad Genetics and its subsidiaries. Additional details on the credit facility are included in the company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on July 31, 2025. Evercore served as exclusive financial advisor to Myriad Genetics on this transaction.

About Myriad Genetics
Myriad Genetics is a leading molecular diagnostic testing and precision medicine company dedicated to advancing health and well-being for all. Myriad Genetics develops and offers molecular tests that help assess the risk of developing disease or disease progression and guide treatment decisions across medical specialties where molecular insights can significantly improve patient care and lower healthcare costs. For more information, visit www.myriad.com.

About OrbiMed
OrbiMed is a leading healthcare investment firm, with over $17 billion in assets under management. OrbiMed invests globally across the healthcare industry, from start-ups to large multinational corporations, through private equity funds, public equity funds, and royalty/credit funds. OrbiMed seeks to be a capital provider of choice, providing tailored financing solutions and extensive global team resources to help build world-class healthcare companies. OrbiMed's team of over 130 professionals is based in New York City, London, San Francisco, Shanghai, Hong Kong, Mumbai, Herzliya, and other key global markets.

Safe Harbor Statement
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the term loan credit facility and how it supports the company’s ability to pursue its near-term objectives and long-term growth plan. These “forward looking statements” are management’s expectations of future events as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results, conditions, and events to differ materially and adversely from those anticipated. Such factors include those risks described in the company’s filings with the U.S. Securities and Exchange Commission, including the company’s Annual Report on Form 10-K filed on February 28, 2025, as well as any updates to those risk factors filed from time to time in the company’s Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. Myriad is not under any obligation, and it expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise except as required by law.

Investor Contact
Matt Scalo
(801) 584-3532
IR@myriad.com

Media Contact
Katie Schraml
(224) 875-4493
PR@myriad.com

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